UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 17, 2011
Date of Earliest Event Reported: June 15, 2011

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53619	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street
Suite 250
Houston, Texas 77058
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

In January 2010, Vertex Energy, Inc. (the “Company”, “we” and “us”) designated a series of Series B Convertible Preferred Stock (“Series B Preferred Stock”) and began a private placement offering to accredited investors of up to 2,000,000 units (the “Offering”), each consisting of (a) one share of Series B Preferred Stock; and (b) one three year warrant to purchase one share of common stock of the Company at an exercise price of $2.00 per share (each a “Unit”).

In fiscal 2010, the Company sold 600,000 Units and raised $600,000 in connection with the Offering, including 150,000 Units sold to KKB Holdings LLC, a Limited Liability Company which is owned by a Family Trust, which is beneficially owned by family members of Dan Borgen who is a Director of the Company.

The shares of Series B Preferred Stock were convertible at the option of the holder into shares of our common stock at the rate of one for one, accrued quarterly dividends at the rate of 12% per annum, and were required to be redeemed by the Company, if not converted prior to such redemption date, on the third anniversary of the issuance date of such shares at a redemption rate of $1.00 per share.  The Series B Preferred Stock also automatically converted into common stock on a one for one basis if the closing price of our common stock on the Over-The-Counter Bulletin Board for at least ten (10) consecutive trading days was at or above $2.00 per share (the “Automatic Conversion”).

From June 2nd to June 15th 2011 (ten (10) consecutive trading days) the trading price of the Company’s common stock on the Over-The-Counter Bulletin Board closed at equal to or greater than $2.00 per share, which triggered the Automatic Conversion provision of the Series B Preferred Stock.  As a result, effective June 15, 2011, all 600,000 outstanding shares of Series B Preferred Stock automatically converted, without any required action by any holder thereof, into 600,000 shares of the Company’s common stock.

We claim an exemption from registration for the issuance of the shares in connection with the Automatic Conversion pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, as the common stock was exchanged by the Company for shares of Series B Preferred Stock, with existing security holders of the Company, where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: June 17, 2011	By: /s/ Chris Carlson
Chris Carlson
Chief Financial Officer